Exhibit 10.2.10

NON U.S. REPLACEMENT OPTION FORM

VERIGY LTD. 2006 EQUITY INCENTIVE PLAN
NOTICE OF REPLACEMENT SHARE OPTION GRANT

For Awardees located outside the United States

In connection with the separation of Verigy Ltd. (the “Company”), Agilent Technologies, Inc. (“Agilent”) cancelled your unvested Agilent employee stock option awards held by you as of October 31, 2006, and the Company has granted you a replacement share option award to purchase a number of Ordinary Shares of the Company.  The number of Ordinary Shares subject to the replacement share option and the exercise price per share were determined by a formula agreed to by Agilent and the Company as part of the Company’s separation from Agilent.  Your option is summarized on the Award Summary page of your Smith Barney account.

Your option becomes exercisable according to the schedule on the Award Summary page of your Smith Barney account, provided that you continue to be an Awardee Eligible to Vest as of the vesting date.

You and the Company agree that your option is granted under and governed by the terms and conditions of the Verigy Ltd. 2006 Equity Incentive Plan (the “Plan”), the Share Option Agreement (of which this notice is a part) and Appendix, and the Award Summary.

You further agree that the Company shall cause the shares issued upon exercise of the option to be deposited in your Smith Barney Account and, further, that the Company may deliver electronically all documents relating to the Plan or your option (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements).  You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company.  If the Company posts these documents on a web site, it will notify you regarding such posting.

Verigy Ltd.

BY CLICKING ON THE “ACCEPT” BUTTON ON THE SCREEN TITLED “STEP 3: CONFIRM THE REVIEW/ACCEPTANCE OF YOUR AWARD,” YOU AGREE TO BE BOUND BY THE SHARE OPTION AGREEMENT, THIS NOTICE AND THE PLAN.	By:
Keith L. Barnes President and Chief Executive Officer

VERIGY LTD. 2006 EQUITY INCENTIVE PLAN
SHARE OPTION AGREEMENT

For Awardees located outside the United States

Tax Treatment	This option is intended to be a nonstatutory stock option.

Vesting

This option becomes exercisable in installments, during the option term as shown in the Notice of Share Option Grant, as long as you remain an Awardee Eligible to Vest (as defined in the Plan). In addition, this option is subject to certain vesting acceleration provisions in the event your Service terminates because of retirement due to age, total and permanent disability, or death.

Vesting may also be accelerated in connection with a termination without Cause (as defined in the Plan) within 12 months following a Change in Control (as defined in the Plan), or in connection with a corporate reorganization, as provided in the Plan.

This option will in no event become exercisable for additional shares after your Service has terminated for any reason, except as otherwise provided in the Plan and this Share Option Agreement.

Term	This option expires in any event at the close of business at Company headquarters on the day shown in the Award Summary. (It may expire earlier if your Service terminates, as described below.)

Regular Termination

Notwithstanding the Plan, if your Service terminates for any reason except death, total and permanent disability, or retirement due to age, in accordance with the Company’s or a Subsidiary’s or Affiliate’s retirement policy, a voluntary severance incentive program or a workforce management program, then this option will expire at the close of business at Company headquarters on the date three months after your termination date, or, if earlier, the expiration of the term of this option. The Company determines when your Service terminates for this purpose.

Death

Notwithstanding the Plan, if you die before your Service terminates, then this option shall immediately become fully vested, and this option will expire at the close of business at Company headquarters on the date 12 months after the date of death, or, if earlier, the expiration of the term of this option.

Disability

Notwithstanding the Plan, if your Service terminates because of your total and permanent disability, then this option shall immediately become fully vested, and this option will expire at the close of business at Company headquarters on the date 12 months after your termination date, or, if earlier, the expiration of the term of this option.

For all purposes under this Share Option Agreement, “total and permanent disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

Retirement Due to Age

Notwithstanding the Plan, if your Service terminates upon retirement due to age, in accordance with the Company’s or its subsidiaries’ retirement policy, this option shall immediately become fully vested, and this option will expire at the close of business at Company headquarters on the date three years after your termination date, or, if earlier, the expiration of the term of this option.

Leaves of Absence and Part-Time Work

For purposes of this option, your Service does not terminate when you go on a military leave, a sick leave or another Company approved leave of absence. But your Service terminates when the approved leave ends, unless you immediately return to active work.

Your status as an Awardee Eligible to Vest (as defined in the Plan) will always cease upon termination of employment with the Company or a Subsidiary or Affiliate except as provided in Article 5 of the Plan.

If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Share Option Grant may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Restrictions on Exercise	The Company will not permit you to exercise this option if the issuance of shares at that time would violate any law or regulation.

Notice of Exercise

You may exercise this option from time to time for any number of shares for which the option is then exercisable, by notice in writing, electronically or by other means to, and as proscribed by, the Company’s equity incentive administration service provider (the “administration service provider”). Your exercise notice will be effective and irrevocable at such time as your notice, method of payment (whether by cash, check, proceeds from the immediate sale of the option shares, or as otherwise provided in the Plan) and such other documentation as the administration service provider may require have been received by the administration service provider. You hereby direct the Company to deposit any shares issued upon exercise of the option in your Smith Barney account.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment

When you exercise this option, you must provide for payment of the option exercise price for the shares that you are purchasing. To the extent permitted by applicable law, payment may be made in one (or a combination of two or more) of the forms set forth in Sections 5.7 (a), (c) and (d) of the Plan.

Notwithstanding the above, the exercise methods available to you may be restricted due to local legal requirements or considerations. You should consult the country-specific provisions contained in the attached Appendix and any other relevant employee communications.

Withholding Taxes and Share Withholding

Regardless of any action the Company or your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the option grant, including the grant, vesting or exercise of the option, the subsequent sale of shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of the option to reduce or eliminate your liability for Tax-Related Items.

Prior to exercise of the option, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, you authorize the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or the Employer or from proceeds of the sale of shares. Alternatively, or in addition, if permissible under local law, the Company may (1) sell or arrange for the sale of shares that you acquire to meet the withholding obligation for Tax-Related Items, and/or (2) withhold in shares, provided that the Company only withholds the amount of shares necessary to satisfy the minimum withholding amount. Finally, you will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan or your purchase of shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.

Restrictions on Resale

You agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Transfer of Option

Unless determined otherwise by the Committee, this option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by the beneficiary designation, will or by the laws of descent or distribution and may be exercised, during your lifetime, only by you. If the Committee makes this option transferable, it shall contain such additional terms and conditions ass the Committee deems appropriate.

Retention Rights

Your option or this Share Option Agreement does not give you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Shareholder Rights

You, or your estate or heirs, have no rights as a Shareholder of the Company until you have exercised this option by submitting the required notice in accordance with the provisions under “Notice of Exercise” set forth above and paying the exercise price and any applicable withholding taxes. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this option and the exercise price per share may be adjusted pursuant to the Plan.

Nature of the Grant	In accepting the grant, you acknowledge that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the

Company at any time, unless otherwise provided in the Plan and this Share Option Agreement;

         (b)  the grant of this option is a one-time occurrence being made in connection with the Company’s separation from Agilent Technologies and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

         (c)  all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;

         (d)  you are voluntarily participating in the Plan;

         (e)  the option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Companyor the Employer, and which is outside the scope of your employment contract, if any;

         (f)  the option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer;

         (g)  in the event that you are not an employee of the Company, the option grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the option grant will not be interpreted to form an employment contract with the Employer or any subsidiary or affiliate of the Company;

         (h)  the future value of the underlying shares is unknown and cannot be predicted with certainty;

         (i)  if the underlying shares do not increase in value, the option will have no value;

         (j)  if you exercise your option and obtain shares, the value of those shares acquired upon exercise may increase or decrease in value, even below the exercise price;

         (k)  in consideration of the grant of the option, no claim or entitlement to compensation or damages shall arise from termination of the option or diminution in value of the option or shares purchased through exercise of the option resulting from termination of your employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Companyand the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Share Option Agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such claim; and

         (l)in the event of termination of your employment (whether or not in breach of local labor laws), your right to receive the option and vest in the option under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of termination of employment (whether or not in breach of local labor laws), your right to exercise the option after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law; the Company shall have the exclusive discretion to determine when you are no longer actively employed for purposes of your option grant.

Data Privacy Notice and Consent

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Share Option Agreement by and among, as applicable, your employer, the Company, its subsidiaries and its affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and your employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the shares received upon exercise of the option may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, upon request, view Data, request additional information about the storage and processing of Data, correct Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand that refusal or withdrawal of consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, You understand that You may contact your local human resources representative.

Language

If you have received this Share Option Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

Applicable Law	This Share Option Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (except its choice-of-law provisions).

The Plan and Other Agreements	The text of the Plan is incorporated in this Share Option Agreement by reference.

This Share Option Agreement and the Appendix, together with the Award Summary and the Plan, constitute the entire understanding between you and the

Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Share Option Agreement may be amended only by another written agreement between the parties.

If one or more of the provisions of this Share Option Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Share Option Agreement to be construed so as to foster the intent of this Share Option Agreement and the Plan.

If you reside in any country named in the Appendix to this Share Option Agreement, your grant is also subject to the further terms for that country as stated in the attached Appendix.

BY CLICKING ON THE “ACCEPT” BUTTON ON THE SCREEN TITLED “STEP 3: CONFIRM THE REVIEW/ACCEPTANCE OF YOUR AWARD,” YOU AGREE TO BE BOUND BY THIS SHARE OPTION AGREEMENT, THE NOTICE AND THE PLAN.

Appendix to
Verigy Ltd.
Share Option Agreement

For Awardees Located Outside the United States

If you reside in any country named below, your option grant is subject to the further terms provided below for that country.  These terms are in addition to the terms stated in the 2006 Equity Incentive Plan Share Option Agreement.

Canada (Quebec only)

The parties acknowledge that it is their express wish that this agreement, as well as all documents, notices and legal proceeds entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be provided to them in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Canada (all provinces)

You acknowledge and agree that you will only sell shares acquired through participation in the Plan outside of Canada through the facilities of a stock exchange on which the shares are listed.  Currently, the shares are listed on NASDAQ.

China

You must exercise this option using the “full cashless” method of exercise, pursuant to which you must: (a) sell all of the shares that you are entitled to at exercise; and (b) receive the sale proceeds in cash less deductions for the option exercise price, withholding taxes and brokerage fees, if any.

Germany

Cross-border payments in excess of €12,500 must be reported monthly.  If you use a German bank to affect a cross-border payment in excess of €12,500 in connection with the purchase or sale of Company shares or other securities, the bank will make the report.  In which case, you will not have to report the transaction yourself.  In addition, you must report any receivables or payables or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis.  Finally, you must also report on an annual basis, in the unlikely event that you hold shares representing 10% or more of the total or voting capital of the Company.

Italy

By accepting this option, you acknowledge that you have received a copy of the Plan, reviewed the Plan, the Share Option Agreement and this Appendix in their entirety and fully understand and accept all provisions of the Plan, the Share Option Agreement and this Appendix.

You must exercise this option using the “full cashless” method of exercise, pursuant to which you must: (a) sell all of the shares that you are entitled to at exercise; and (b) receive the proceeds in cash less deductions for the option exercise price, withholding taxes and brokerage fees, if any.

In addition, you further acknowledge that you have read and specifically and expressly approve the following clauses in the Plan and the Share Option Agreement: (a) your option cannot be transferred other than by will or the laws of descent and distribution; (b) in the event of involuntary termination of your employment, your right to vest in options, if any, will terminate as of the date that you are no longer actively employed by the Employer; (c) the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (d) you are responsible for all Tax-Related Items, as defined in the Share Option Agreement; (e) all decisions with respect to future grants will be at the sole discretion of the Company; (f) you consent to the collection, use and transfer of your personal data as described in this Share Option Agreement; and (g) this option can only be exercised through the “full cashless” method of exercise.

Exchange control reporting is required if you transfers cash or shares to or from Italy in excess of €12,500 or the equivalent amount in U.S. dollars.  If the payment is made through an authorized broker resident in Italy, the broker will comply with the reporting obligation.  In addition, you will have exchange control reporting obligations if you have any foreign investment (including stock) held outside Italy in excess of €12,500.  The reporting must be done on your individual tax return.

Japan

If the value of the shares you acquire under the Plan exceeds ¥100 million in a single transaction, you must file a report with the Ministry of Finance through the Bank of Japan within 20 days of acquiring the shares.  Please note the reporting requirements vary depending on whether the relevant payment is made through a bank in Japan.

Korea

When you exercise an option, your remittance of funds must be “confirmed” by a foreign exchange bank in Korea.  This procedure does not require approval of the remittance from the bank.  You must submit the following documents to the bank with a confirmation application available from the bank: (i) the notice of grant; (ii) the plan document; (iii) the stock option award letter or agreement indicating the type of shares to be acquired and the amount of shares; and (iv) a certificate of employment from your local employer.

Exchange control laws also require Korean residents who realize US$100,000 or more from the sale of shares to repatriate the proceeds back to Korea within 18 months of the sale.

Malaysia

All proceeds from the sale of shares and the receipt of any dividends must be repatriated to Malaysia as soon as they are received.

If you are a director of a Malaysian affiliate of the Company, you are subject to certain notification requirements under the Malaysian Companies Act, 1965.  Among these requirements is an obligation to notify the Malaysian affiliate in writing when you receive an interest (e.g., options, shares) in the Company or any related companies.  In addition, you must notify the Malaysian affiliate when you sell shares of the Company or any related company (including when you sell shares acquired pursuant to your options).  These notifications must be made within fourteen days of acquiring or disposing of any interest in the Company or any related company.

Singapore

If you are a director, associate director or shadow director of a Singapore company, you are subject to certain notification requirements under the Singapore Companies Act.  Among these requirements is an obligation to notify the Singapore company in writing when you receive an interest (e.g., options, shares) in the Company or any related companies.  In addition, you must notify the Singapore company when you sell shares of the Company or any related company (including when you sell shares acquired through exercise of your option).  These notifications must be made within two days of acquiring or disposing of any interest in the Company or any related company.  In addition, a notification must be made of your interests in the Company or any related company within two days of becoming a director.

Taiwan

You may acquire foreign currency, and remit the same out of Taiwan, up to US$5 million per year without justification.  If the transaction amount is TWD$500,000 or more in a single transaction, you must submit a Foreign Exchange Transaction Form to the remitting bank.  If the transaction amount is US$500,000 or more in a single transaction, you must also provide supporting documentation to the satisfaction of the remitting bank.